Exhibit 99

Capstone Turbine Announces Reverse Stock Split to be Effective November 6, 2015 at the Close of Market

Chatsworth, CA, November 6, 2015— Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, will effect a 1-for-20 reverse stock split of the company’s issued and outstanding common stock effective at 4:30 p.m. Eastern Time on November 6, 2015.  The company’s common stock will begin trading on a split-adjusted basis at the open of business on November 9, 2015.

Darren Jamison, President and Chief Executive Officer of Capstone Turbine, said, “Maintaining our Nasdaq listing is very important to the company, stockholders, customers and vendors. This split should enable us to attract larger institutional stockholders that are often prohibited from buying stocks that are trading at our recent levels, regardless of liquidity or overall market cap. In addition, several of our customers and vendors were growing concerned about our share price, as they were mistakenly equating share price to overall solvency.”

Capstone Turbine’s common stock will continue to trade under the ticker symbol “CPST” after the reverse stock split has been effected in the marketplace, but the common stock will trade under a new CUSIP number of 14067D 409.

The Board of Directors believes that a reverse stock split is desirable to maintain the listing of the company’s common stock on the Nasdaq Capital Market, to improve the marketability and liquidity of the common stock, and to further facilitate potential future financings. Stockholders approved the reverse stock split at Capstone Turbine’s Annual Meeting of Stockholders on August 27, 2015.

At the effective time of the 1-for-20 reverse stock split, every 20 shares of issued and outstanding common stock will be converted into 1 share of issued and outstanding common stock, and the authorized shares of common stock will remain the same. All fractional shares of common stock will be rounded up to the nearest whole share. Immediately after the reverse stock split becomes effective, Capstone Turbine will have approximately 17.3 million shares of common stock outstanding.

The company’s transfer agent and registrar, Computershare Trust Company, N.A., will act as its exchange agent for the reverse stock split. Computershare Trust Company will provide stockholders of record holding certificates representing pre-split shares of the company’s common stock as of the effective date a letter of transmittal providing instructions for the exchange of such shares. Registered stockholders holding pre-split shares of the company’s common stock electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. Stockholders should direct any questions concerning the reverse stock split to their broker or Capstone Turbine’s transfer agent and registrar, Computershare Trust Company, N.A. Computershare Trust Company can be contacted at: (877) 238-6962.

For additional information about the reverse stock split and related administrative matters, see Capstone Turbine’s Current Report on Form 8-K filed November 6, 2015, available at www.sec.gov.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST) is the world’s leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,500 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, Mexico City, United Kingdom, Shanghai and Singapore.

“Capstone” and “Capstone MicroTurbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

The Capstone Turbine Corporation logo is available here.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, about maintaining our Nasdaq listing and the effects of the reverse stock split. Forward-looking statements may be identified by words such as “believes,” “expects,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone Turbine’s Form 10-K, Form 10-Q and other recent filings with the Securities and Exchange Commission that may cause Capstone Turbine’s actual results to be materially different from any future results expressed or implied in such statements. These assumptions, risks and uncertainties include, but are not limited to, the risk that the reverse stock split may not have the desired effects of increasing our stock price and causing us to regain compliance with the applicable Nasdaq listing rules and the risk that the reverse stock split may decrease the liquidity of our stock. Capstone Turbine cautions investors not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Capstone Turbine undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Investor and Investment Media Inquiries:

CONTACT:	Capstone Turbine Corporation
Investor and investment media inquiries:
818-407-3628
ir@capstoneturbine.com

INVESTORS:
Dian Griesel Int’l
Cheryl Schneider/Tom Caden
212-825-3210